Exhibit 10.1

September 13, 2023

Cardio Diagnostic Holdings, Inc.

400 North Aberdeen Street, Suite 900

Chicago, IL 60642

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated March 8, 2023, as amended (the “SPA”), by and between YA II PN, Ltd. (“Yorkville”) and Cardio Diagnostics Holdings, Inc. (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the SPA.

Pursuant to the SPA, the Second Closing shall take place on the date determined in accordance with Section 1(b)(ii) of the SPA, or such other date as is mutually agreed to by Yorkville and the Company. By execution of this letter (this “Letter Agreement”), Yorkville and the Company hereby agree that the date of the Second Closing shall be December 29, 2023 (or such other date that is mutually agreed by the Company and Yorkville), provided that as of such date the conditions to the Second Closing set forth in Sections 6 and 7 of the SPA are satisfied or waived, and such conditions shall be deemed to have been satisfied on the Company having executed and delivered to Yorkville the Closing Statement, the Convertible Debenture, and a compliance certificate, in each case in the form attached as an Exhibit to that certain letter agreement dated June 2, 2023 by and between Yorkville and the Company.

Section 14(k) of each of (i) the Convertible Debenture and (ii) the convertible debenture dated March 8, 2023 and issued by the Company to Yorkville in the principal amount of $5 million (the “March Debenture”, and collectively with the Convertible Debenture, the “Debentures”) is hereby amended to change the Floor Price to $0.20 per share, effective in each case from and after March 8, 2023.

There shall be inserted into the SPA a new Section 1(e) of the SPA, which shall read in full as follows:

Notwithstanding anything in this Agreement to the contrary, the Company shall not issue any shares of Common Stock pursuant to the transactions contemplated hereby or any other Transaction Documents (including the Conversion Shares) if the issuance of such shares of Common Stock would exceed 20,363,637 shares of Common Stock (the “New Exchange Cap”), except that such limitation shall not apply in the event that (A) the Company obtains the approval of its stockholders for any issuance of shares of Common Stock in excess of the New Exchange Cap or (B) the Company waives or increases the New Exchange Cap provided that in connection with such waiver or increase, the Company obtains a written opinion from outside counsel to the Company that approval of its stockholders for any issuance of shares of Common Stock in excess of the New Exchange Cap is not required, which opinion shall be reasonably satisfactory to the Buyers. The New Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

Section 7(f) of the SPA is hereby amended and restated to read in full as follows:

The Common Stock (A) shall be designated for quotation or listed (as applicable) on the Principal Market and (B) shall not have been suspended, as of each Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of each Closing Date, either (I) in writing by the SEC or the Principal Market or (II) by falling below the minimum maintenance requirements of the Principal Market; provided, however, that the receipt of any customary form of notice from the Principal Market that the Common Stock has failed to maintain a minimum bid price of $1 per share for the preceding 30 consecutive business days shall not constitute a failure to satisfy the conditions set forth in this Section 7(f) as long as any such notice has no immediate adverse effect on the listing of the Common Stock on the Principal Market.

Except as set forth herein, nothing in this Letter Agreement is intended to amend or modify any of the rights and obligations of the parties.

This Letter Agreement may be executed in separate counterparts (including, without limitation, electronically transmitted counterparts), each of which shall be an original and all of which when taken together shall constitute one and the same agreement. Please execute this Letter Agreement where indicated below to confirm your acknowledgment of, and agreement to, the foregoing.

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In Witness Whereof, the parties hereto have executed this Letter Agreement as of the date first written above.

YORKVILLE:

YA II PN, LTD.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By:       Yorkville Advisors Global II, LLC

Its:       General Partner

By: /s/ Michael Rosselli

Name: Mike Rosselli

Title: Member

COMPANY:

CARDIO DIAGNOSTIC HOLDINGS, INC.

By: /s/ Meesha Dogan

Name: Meeshanthini V. Dogan

Title: Chief Executive Officer